Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of GlobalOptions Group, Inc. on Amendment No. 2 to Form SB-2 (File No. 333-145053) of our report dated March 26, 2007, with respect to our audits of the consolidated financial statements of GlobalOptions Group, Inc. as of December 31, 2005 and 2006 and for the years ended December 31, 2004, 2005 and 2006, which reports appear in the Prospectuses, which are part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” and “Selected Consolidated Financial Information” in such Prospectuses.

/s/ Marcum & Kliegman LLP

Marcum & Kliegman LLP

New York, New York

October 20, 2007